UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 28, 2014

US Nuclear Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-54617	45-4535739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7051 Eton Avenue

Canoga Park, CA 91303

(Address of principal executive offices, including zip code)

(818) 883 7043

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Director

On March 28, 2014, the Board of Directors (the “Board”) of US Nuclear Corp. (the “Company”) elected Dr. Gerald Entine to serve as a member of the Board, effective immediately.

Dr. Entine, age 70, is the founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC, which was sold to Dynasil Corporation in 2008. He still retains a substantial interest in Dynasil. He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies.

Dr. Entine received his B.Sc. and M.A. in Physics from the University of Pennsylvania. He then received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain. Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco.

Dr. Entine continues to be involved in research, and has been the Principal Investigator on over a hundred research contracts and grants funded privately and by government. His publications include works in Physics and Instrumentation (48), Basic Chemistry (22), and Medicine & Biophysics (51). Dr. Entine retired from his position as Division Manager of Radiation Monitoring Devices in 2011, at which time the division had a staff of about 90 of which half had Ph.D.'s. He now consults for several technical firms.

In connection with his election to the Board, Dr. Entine will be granted a restricted stock award on December 31, 2014 covering 10,000 shares of the Company’s common stock.

Dr. Entine also executed the Company’s standard form of indemnification agreement filed as an exhibit to this 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement between the Company and Dr. Gerald Entine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US NUCLEAR CORP.

By:	/s/ Robert I. Goldstein
Robert I. Goldstein Chief Executive Officer

Date: March 31, 2014

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